INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL NAMES
JON D. BOTSFORD AS GENERAL COUNSEL

St. Louis, Missouri, February 11, 2008 -- Furniture Brands International (NYSE:FBN) announced today that Jon Botsford has been named Senior Vice President, General Counsel and Secretary.  Mr. Botsford joins the company from Steelcase Inc., where he had a 21-year career and served most recently as Senior Vice President, Secretary and Chief Legal Officer.

“Jon brings a wealth of critical experience as Furniture Brands continues its transformation to an operating company,” said Ralph P. Scozzafava, Vice Chairman and Chief Executive Officer.  “Because he is well versed in the challenges and opportunities of today’s furnishings industry, Jon will make immediate contributions to our strategic plan of building our brand power, winning with customers, delivering operational excellence, and developing our people.”

Chairman W.G. (Mickey) Holliman added, “Jon’s arrival also marks the planned retirement of Lynn Chipperfield after 25 years of service.  For more than a decade, I had the privilege to serve as Furniture Brands’ Chief Executive Officer, and throughout that time I relied heavily on Lynn’s legal expertise and sound business counsel.  He successfully guided the company through numerous challenges, and we’re a stronger company today thanks to the decisions he helped make.  True to his character, he has graciously agreed to provide a transition period for Jon.  We thank Lynn for his contributions and wish him well.”

Mr. Botsford earned a BA with honors from Michigan State University and holds a JD from the University of California at Los Angeles, where he served on the Board of Editors of the UCLA Law Review.

About Furniture Brands

Furniture Brands International (NYSE: FBN) is one of the nation’s leading designers, manufacturers, and retailers of home furnishings.  With annual sales of approximately $2 billion, it markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers.

Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.